EXHIBIT (11)
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                        PHH CORPORATION AND SUBSIDIARIES

          Information Used in the Computation of Net Income Per Share



                                                                                 Six Months Ended October 31,

(In thousands except per share data)                                      1994                1993
NET INCOME - as reported                                             $  34,127              $  30,992

Weighted average number of shares outstanding                           17,230                 17,336

Give effect to the exercise of dilutive options
     determined under the treasury stock method                            135                    400

Reflect the period-end market price when greater
    than the average market price during the
    quarter                                                                 26                     42

Number of shares used in the computation of net
    income per share                                                    17,391                 17,778

NET INCOME PER SHARE                                                   $  1.96                $  1.74


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